Exhibit 99

Information

For Immediate Release

LOCKHEED MARTIN ANNOUNCES SECOND QUARTER 2007 RESULTS

•	Second quarter earnings per share up 36% to $1.82; Year-to-date earnings per share up 28% to $3.42
•	Second quarter net earnings up 34% to $778 million; Year-to-date net earnings up 25% to $1.5 billion
•	Second quarter net sales up 7% to $10.7 billion; Year-to-date net sales up 4% to $19.9 billion
•	Cash from operations of $1.4 billion for the quarter; $2.9 billion year-to-date
•	Increased outlook for 2007 net sales, earnings per share, cash from operations, and return on invested capital

BETHESDA, Maryland, July 24, 2007 — Lockheed Martin Corporation (NYSE: LMT) today reported second quarter 2007 net earnings of $778 million ($1.82 per diluted share), compared to $580 million ($1.34 per diluted share) in 2006. Net sales were $10.7 billion, a 7% increase over second quarter 2006 sales of $10.0 billion. Cash from operations for the second quarter of 2007 was $1.4 billion.

Net sales for the first six months of 2007 were $19.9 billion, compared to $19.2 billion in 2006. Net earnings for the six months ended June 30, 2007 were $1.5 billion ($3.42 per share), compared to $1.2 billion ($2.68 per share) in 2006. Cash from operations for the first half of 2007 was $2.9 billion, compared to $2.8 billion in 2006.

“Our second quarter financial performance reflects our focus on program execution and a continuing commitment to our customers,” said Bob Stevens, Chairman, President and CEO. “These commitments to program execution and to our customers resulted in our achieving solid second quarter results and increasing our financial outlook for the full year.”

Summary Reported Results and Financial Outlook

The following table presents the Corporation’s results for the quarter and year-to-date periods ended June 30, in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS	2nd Quarter		Year-to-Date
(In millions, except per share data)	2007	2006	2007	2006

Net sales	$10,651	$9,961	$19,926	$19,175

Operating profit
Segment operating profit	$1,214	$976	$2,217	$1,907
Unallocated corporate, net:
FAS/CAS pension adjustment	(14)	(68)	(28)	(136)
Unusual items, net	25	20	71	170
Stock compensation expense	(33)	(27)	(82)	(57)
Other, net	39	42	75	30

	$1,231	$943	$2,253	$1,914

Net earnings	$778	$580	$1,468	$1,171

Diluted earnings per share	$1.82	$1.34	$3.42	$2.68

Cash from operations	$1,404	$1,613	$2,886	$2,798

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. See the “Forward-Looking Statements” discussion contained in this press release.

2007 FINANCIAL OUTLOOK	2007 Projections
(In millions, except per share data and percentages)	Current Update	April 2007

Net sales	$41,000 - $41,750	$40,350 - $41,350

Operating profit:
Segment operating profit	$4,500 - $4,600	$4,300 - $4,400
Unallocated corporate expense, net [1]:
FAS/CAS pension adjustment	(60)	(60)
Unusual items, net	70	45
Stock compensation expense	(145)	(145)
Other, net	70	70

	$4,435 - $4,535	$4,210 - $4,310

Diluted earnings per share	$6.65 - $6.80	$6.20 - $6.35
Cash from operations	≥ $4,200	≥ $4,000
ROIC	> 19.5%	> 18.5%
[1] All amounts approximate

The increase in projected net sales reflects higher levels of activity within the Space Systems and Aeronautics segments.

The $0.45 per share increase in projected 2007 earnings per share is attributable to:

•

an anticipated increase of approximately $0.35 per share due to the increase in projected net sales mentioned above and operational and financial performance improvements in the Aeronautics, Space Systems and Electronic Systems segments;

•	an estimated $0.06 per share increase due to a reduction in the weighted average diluted shares outstanding for 2007 associated with share repurchase activities; and

•	the benefit of $0.04 per share recognized on an unusual item during the second quarter of 2007.

It is the Corporation’s practice not to incorporate adjustments to its outlook and projections for proposed acquisitions, divestitures, joint ventures, or other unusual activities until such transactions have been consummated.

Balanced Cash Deployment Strategy

Cash flow from operations for the quarter and six months ended June 30, 2007 was $1.4 billion and $2.9 billion. The Corporation continued to execute its balanced cash deployment strategy during 2007 as follows:

•	repurchased 6.8 million shares at a cost of $655 million in the quarter and 14.4 million shares at a cost of $1.4 billion for the year-to-date period;

•	paid first and second quarter cash dividends totaling $295 million in the second quarter;

•	made capital expenditures of $170 million during the quarter and $254 million during the first six months of the year;

•	invested $41 million in the quarter and $136 million during the first half of the year in acquisition activities; and

•	repaid $15 million of long-term debt in the quarter and $32 million during the first six months of the year.

Segment Results

The Corporation operates in four principal business segments: Aeronautics; Electronic Systems; Information Systems & Global Services (IS&GS); and Space Systems.

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated, unusual items are excluded from segment results and included in “Unallocated corporate income (expense), net.” See the Corporation’s 2006 Form 10-K for a description of “Unallocated corporate income (expense), net,” including the FAS / CAS pension adjustment. Schedule “C” of the financial attachments to this release contains the current year values for the various components of “Unallocated corporate income (expense), net.”

The following table presents the operating results of the business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(In millions)	2nd Quarter		Year-to-Date
	2007	2006	2007	2006
Net sales
Aeronautics	$3,136	$3,004	$5,957	$5,827
Electronic Systems	2,927	2,698	5,442	5,151
IS&GS	2,520	2,158	4,665	4,127
Space Systems	2,068	2,101	3,862	4,070

Total net sales	$10,651	$9,961	$19,926	$19,175

Operating profit
Aeronautics	$378	$272	$677	$522
Electronic Systems	389	320	708	628
IS&GS	233	195	432	375
Space Systems	214	189	400	382

Segment operating profit	1,214	976	2,217	1,907
Unallocated corporate income (expense), net	17	(33)	36	7

Total operating profit	$1,231	$943	$2,253	$1,914

The following discussion compares the operating results for the quarter and six months ended June 30, 2007 to the same periods in 2006.

Aeronautics

($ millions)	2nd Quarter		Year-to-Date
	2007	2006	2007	2006
Net sales	$3,136	$3,004	$5,957	$5,827
Operating profit	$378	$272	$677	$522
Operating margin	12.1%	9.1%	11.4%	9.0%

Net sales for Aeronautics increased by 4% for the quarter and 2% for the six months ended June 30, 2007 from the comparable 2006 periods. In both periods, increases in Combat Aircraft and Other Aeronautics Programs sales more than offset declines in Air Mobility. The increase in Combat Aircraft for both the quarter and the six months was primarily due to higher volume on the F-22, F-16 and F-35 programs. The increase in Other Aeronautics Programs for both periods was mainly due to higher volume in sustainment services activities. The decline in Air Mobility for the quarter and first half of the year was primarily due to lower volume on the C-130J and other air mobility programs.

Segment operating profit increased by 39% for the quarter and 30% for the six months ended June 30, 2007 from the comparable 2006 periods. During both the quarter and six months, operating profit increased in Combat Aircraft and Air Mobility. In Combat Aircraft, the growth was mainly due to higher volume and improved performance on the F-22 and
F-16 programs. The increase in operating profit at Air Mobility was primarily attributable to improved performance on
C-130 programs.

Electronic Systems

($ millions)	2nd Quarter		Year-to-Date
	2007	2006	2007	2006
Net sales	$2,927	$2,698	$5,442	$5,151
Operating profit	$389	$320	$708	$628
Operating margin	13.3%	11.9%	13.0%	12.2%

Net sales for Electronic Systems increased by 8% for the quarter and 6% for the six months ended June 30, 2007 from the comparable 2006 periods. During the quarter and the first half of the year, sales increased due to higher volume in air defense and fire control programs at Missiles & Fire Control (M&FC) and platform integration activities at Platform, Training & Energy (PT&E). These increases were partially offset in both periods by declines in surface systems activities at Maritime Systems & Sensors (MS2).

Segment operating profit for Electronic Systems increased by 22% for the quarter and 13% for the six months ended June 30, 2007 from the comparable 2006 periods. Operating profit increased for all three lines of business in both periods: PT&E primarily due to improved performance on platform integration and distribution technology activities; M&FC mainly due to higher volume and improved performance in air defense programs during the quarter and in fire control programs for the six months; and MS2 due to improved performance on surface systems activities.

Information Systems & Global Services

($ millions)	2nd Quarter		Year-to-Date
	2007	2006	2007	2006
Net sales	$2,520	$2,158	$4,665	$4,127
Operating profit	$233	$195	$432	$375
Operating margin	9.2%	9.0%	9.3%	9.1%

Net sales for IS&GS increased by 17% for the quarter and 13% for the six months ended June 30, 2007 from the comparable 2006 periods. Sales increased in all three lines of business for both the quarter and six months. The increase in Global Services was principally due to the acquisition of Pacific Architects and Engineers Inc. in September 2006. The increase in Information Systems was due to organic growth in information technology and the acquisition of Management Systems Designers Inc. in February 2007. The increase in Mission Solutions was primarily driven by mission services and mission & combat support solutions activities.

Segment operating profit for IS&GS increased by 19% for the quarter and 15% for the six months ended June 30, 2007 from the comparable 2006 periods. Operating profit increased for both the quarter and the six months for all three lines of business. The increase for both periods was primarily due to improved performance in global security solutions and mission & combat support solutions activities in Mission Solutions and information technology activities in Information Systems.

Space Systems

($ millions)	2nd Quarter		Year-to-Date
	2007	2006	2007	2006
Net sales	$2,068	$2,101	$3,862	$4,070
Operating profit	$214	$189	$400	$382
Operating margin	10.3%	9.0%	10.4%	9.4%

Net sales for Space Systems decreased by 2% for the quarter and 5% for the six months ended June 30, 2007 from the comparable 2006 periods. The sales decline for the quarter and six months was expected given the formation of the United Launch Alliance (ULA) joint venture and the divestiture of the International Launch Services business (reported in Space Transportation) in the fourth quarter of 2006. The Corporation no longer records sales on Atlas launch vehicles and related support to the U.S. Government, as ULA is accounted for under the equity method of accounting.

For the quarter, the sales decline in Space Transportation as a result of the above referenced transactions was partially offset by increases in Satellites. For the first half of the year, higher volume in both Satellites and Strategic & Defensive Missile Systems (S&DMS) partially offset the decline in Space Transportation. In Satellites, higher volume in government satellite activities more than offset declines in commercial satellite activities in both periods. The only commercial satellite delivery of 2007 occurred in the second quarter. There were two commercial satellite deliveries during the second quarter and three during the first six months of 2006. The S&DMS growth during the six months was primarily driven by higher volume in strategic missile programs.

Segment operating profit increased by 13% for the quarter and 5% for the six months ended June 30, 2007 from the comparable 2006 periods. For the quarter, the operating profit increase in all three lines of business was primarily attributable to higher volume on the government satellite activities in Satellites, improved performance on strategic missile programs in S&DMS and increased volume on the Orion program in Space Transportation.

For the first half of the year, operating profit increases in Satellites and S&DMS activities more than offset declines in Space Transportation. In Satellites, the increase was mainly due to higher volume and improved performance on government satellite activities. The S&DMS growth was primarily driven by higher volume and improved performance on strategic missile programs. In Space Transportation, the decline in operating profit from 2006 was mainly due to the absence of benefits recognized in 2006 from risk reduction activities including the definitization of the Evolved Expendable Launch Vehicle Launch Capabilities contract and other performance improvements on the Atlas program.

Unallocated Corporate Income (Expense), Net

($ millions)	2nd Quarter		Year-to-Date
	2007	2006	2007	2006
FAS/CAS pension adjustment	$(14)	$(68)	$(28)	$(136)
Unusual items, net	25	20	71	170
Stock compensation expense	(33)	(27)	(82)	(57)
Other, net	39	42	75	30

Unallocated corporate income (expense), net	$17	$(33)	$36	$7

The FAS/CAS pension adjustment (calculated as the difference between FAS 87 expense and the CAS cost amounts) decreased in 2007 compared to 2006. This decrease is consistent with the Corporation’s previously disclosed assumptions used to compute these amounts.

Certain items are excluded from segment results as part of senior management’s evaluation of segment operating performance. For purposes of segment reporting, the following unusual items were included in “Unallocated Corporate income (expense), net” for the quarters and six months ended June 30, 2007 and 2006:

2007 —

•	A second quarter gain, net of state income taxes, of $25 million related to the sale of the Corporation’s remaining 20% interest in Comsat International;

•	A first quarter gain, net of state income taxes, of $25 million related to the sale of land; and

•	First quarter earnings, net of state income taxes, of $21 million related to the reversal of legal reserves from the settlement of certain litigation claims.

The Comsat International sale increased net earnings by $16 million ($0.04 per share) during the second quarter. This sale, coupled with the first quarter items and the income tax benefit of $59 million ($0.14 per share) described in the Income Taxes discussion below, increased net earnings by $105 million ($0.25 per share) during the six months ended June 30, 2007.

2006 —

•	A second quarter gain, net of state income taxes, of $20 million related to the sale of land;

•	A first quarter gain, net of state income taxes, of $127 million from the sale of 21 million shares of Inmarsat; and

•	A first quarter gain, net of state income taxes, of $23 million related to the sale of the assets of Space Imaging, LLC.

On a net basis, the land sale increased net earnings for the second quarter by $13 million ($0.03 per share). This sale, along with the first quarter items, increased net income by $111 million ($0.25 per share) during the six months ended June 30, 2006.

The increase in “Other, net” for the year-to-date period is primarily attributable to other corporate activities including an increase in interest income recorded in the quarter and six months ended June 30, 2007.

Income Taxes

The Corporation’s effective income tax rates were 31.6% and 29.0% for the quarter and six months ended June 30, 2007, and 31.8% and 32.2% for the quarter and six months ended June 30, 2006. The effective rates for all periods were lower than the statutory rate of 35% due to tax deductions for U.S. manufacturing activities and dividends related to our employee stock ownership plan. For 2007, income tax expense was also reduced by $59 million due to the completion of an IRS audit in the first quarter of 2007. Additionally, income tax expense for 2006 was reduced by tax benefits related to export sales.

Headquartered in Bethesda, Md., Lockheed Martin employs approximately 140,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

###

NEWS MEDIA CONTACT:	Tom Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Website: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. E.D.T. on July 24, 2007. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s website at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are “forward-looking statements” are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flow. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to Department of Defense reviews, Congressional actions, budgetary constraints, cost-cutting initiatives, election cycles, terrorist threats and homeland security); the impact of continued military operations in Iraq and Afghanistan on funding for existing defense programs; the award or termination of contracts; return on pension plan assets, interest and discount rates and other changes that may impact pension plan assumptions; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; materials availability and performance by key suppliers, subcontractors and customers; charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets; the future impact of legislation, changes in accounting, tax rules, or export policies; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including lawsuits, government/regulatory investigations or audits, and environmental remediation efforts); the competitive environment for the Corporation’s products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2006 annual report on Form 10-K, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its financial projections by issuing a press release. The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods. All information in this release is as of July 23, 2007. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations. We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

NON-GAAP PERFORMANCE MEASURES

The Corporation believes that reporting ROIC provides investors with greater visibility into how effectively Lockheed Martin uses the capital invested in its operations. The Corporation uses ROIC to evaluate multi-year investment decisions and as a long-term performance measure, and also uses ROIC as a factor in evaluating management performance for incentive compensation purposes. ROIC is not a measure of financial performance under generally accepted accounting principles, and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The Corporation calculates ROIC as follows:

Net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back minimum pension liability balances.

(In millions, except percentages)		2007 Projected

NET EARNINGS INTEREST EXPENSE (MULTIPLIED BY 65%) [1]	}	COMBINED
RETURN		> $ 3,075

AVERAGE DEBT [2,5] AVERAGE EQUITY [3,5] AVERAGE BENEFIT PLAN ADJUSTMENTS[4,5]	}	COMBINED
AVERAGE INVESTED CAPITAL		< $ 15,800

RETURN ON INVESTED CAPITAL		> 19.5%

1	Represents after-tax interest expense utilizing the federal statutory rate of 35%.
2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3	Equity includes non-cash adjustments, primarily for the minimum pension liability and the adoption of FAS 158 in 2006.
4	Average Benefit Plan Adjustments reflect the cumulative value of entries identified in our Statement of Stockholders’ Equity under the captions “Minimum pension liability” and “Adoption of FAS 158.”
5	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Earnings

Unaudited

(In millions, except per share data and percentages)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2007	2006	2007	2006
Net sales	$10,651	$9,961	$19,926	$19,175
Cost of sales	9,597	9,121	17,962	17,575

	1,054	840	1,964	1,600
Other income and expenses, net	177	103	289	314

Operating profit	1,231	943	2,253	1,914
Interest expense	93	92	186	186

Earnings before income taxes	1,138	851	2,067	1,728
Income tax expense	360	271	599	557

Net earnings	$778	$580	$1,468	$1,171

Effective tax rate	31.6%	31.8%	29.0%	32.2%

Earnings per common share:
Basic	$1.87	$1.35	$3.50	$2.71
Diluted	$1.82	$1.34	$3.42	$2.68
Average number of shares outstanding:
Basic	416.7	428.8	419.1	432.4
Diluted	426.5	433.7	429.1	437.4
Common shares reported in stockholders’ equity at June 30:			412.0	421.5

LOCKHEED MARTIN CORPORATION

Net Sales, Operating Profit and Margins

Unaudited

(In millions, except percentages)

	THREE MONTHS ENDED JUNE 30,			SIX MONTHS ENDED JUNE 30,
	2007	2006	% Change	2007	2006	% Change
Net sales:
Aeronautics	$3,136	$3,004	4%	$5,957	$5,827	2%
Electronic Systems	2,927	2,698	8%	5,442	5,151	6%
Information Systems & Global Services	2,520	2,158	17%	4,665	4,127	13%
Space Systems	2,068	2,101	(2%)	3,862	4,070	(5%)

Total net sales	$10,651	$9,961	7%	$19,926	$19,175	4%

Operating profit:
Aeronautics	$378	$272	39%	$677	$522	30%
Electronic Systems	389	320	22%	708	628	13%
Information Systems & Global Services	233	195	19%	432	375	15%
Space Systems	214	189	13%	400	382	5%

Segment operating profit	1,214	976	24%	2,217	1,907	16%
Unallocated corporate income / (expense), net	17	(33)		36	7

Total operating profit	$1,231	$943	31%	$2,253	$1,914	18%

Margins:
Aeronautics	12.1%	9.1%		11.4%	9.0%
Electronic Systems	13.3	11.9		13.0	12.2
Information Systems & Global Services	9.2	9.0		9.3	9.1
Space Systems	10.3	9.0		10.4	9.4
Total operating segments	11.4%	9.8%		11.1%	9.9%
Total consolidated	11.6%	9.5%		11.3%	10.0%

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Unaudited

(In millions, except per share data)

		THREE MONTHS ENDED JUNE 30,			SIX MONTHS ENDED JUNE 30,
		2007	2006		2007	2006
Summary of unallocated corporate income / (expense), net
FAS/CAS pension adjustment		$(14)	$(68)		$(28)	$(136)
Unusual items, net		25	20		71	170
Stock compensation expense		(33)	(27)		(82)	(57)
Other, net		39	42		75	30

Unallocated corporate income / (expense), net		$17	$(33)		$36	$7

		THREE MONTHS ENDED JUNE 30,			SIX MONTHS ENDED JUNE 30,
		2007	2006		2007	2006
FAS/CAS pension adjustment
FAS 87 expense		$(172)	$(234)		$(343)	$(468)
Less: CAS costs		(158)	(166)		(315)	(332)

FAS/CAS pension adjustment - expense		$(14)	$(68)		$(28)	$(136)

	THREE MONTHS ENDED JUNE 30, 2007			SIX MONTHS ENDED JUNE 30, 2007
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Items - 2007
Gain on sale of interest in Comsat International	$25	$16	$0.04	$25	$16	$0.04
Gain on sale of surplus land	—	—	—	25	16	0.04
Earnings from reversal of legal reserves	—	—	—	21	14	0.03
Benefit from closure of an IRS audit	—	—	—	—	59	0.14

	$25	$16	$0.04	$71	$105	$0.25

	THREE MONTHS ENDED JUNE 30, 2006			SIX MONTHS ENDED JUNE 30, 2006
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Items - 2006
Gain on sale of land	$20	$13	$0.03	$20	$13	$0.03
Gain on sale of interest in Inmarsat	—	—	—	127	83	0.19
Gain on Space Imaging sale	—	—	—	23	15	0.03

	$20	$13	$0.03	$170	$111	$0.25

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Unaudited

(In millions)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2007	2006	2007	2006
Depreciation and amortization of plant and equipment
Aeronautics	$40	$38	$79	$73
Electronic Systems	49	45	94	87
Information Systems & Global Services	16	15	31	29
Space Systems	28	35	57	65

Segments	133	133	261	254
Unallocated corporate expense, net	14	16	27	30

Total depreciation and amortization	$147	$149	$288	$284

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2007	2006	2007	2006
Amortization of purchased intangibles
Aeronautics	$13	$13	$26	$25
Electronic Systems	5	11	16	22
Information Systems & Global Services	14	10	29	20
Space Systems	2	2	4	4

Segments	34	36	75	71
Unallocated corporate expense, net	3	3	6	7

Total amortization of purchased intangibles	$37	$39	$81	$78

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Balance Sheet

Unaudited

(In millions, except percentages)

	JUNE 30, 2007	DECEMBER 31, 2006
Assets
Cash and cash equivalents	$3,008	$1,912
Short-term investments	329	381
Receivables	5,239	4,595
Inventories	1,379	1,657
Deferred income taxes	932	900
Other current assets	611	719

Total current assets	11,498	10,164

Property, plant and equipment, net	4,010	4,056
Goodwill	9,380	9,250
Purchased intangibles, net	538	605
Prepaid pension asset	245	235
Deferred income taxes	1,661	1,487
Other assets	2,482	2,434

Total assets	$29,814	$28,231

Liabilities and Stockholders’ Equity
Accounts payable	$2,137	$2,221
Customer advances and amounts in excess of costs incurred	4,580	3,856
Other accrued expenses	3,742	3,442
Current maturities of long-term debt	105	34

Total current liabilities	10,564	9,553

Long-term debt, net	4,302	4,405
Accrued pension liabilities	3,378	3,025
Other postretirement and other noncurrent liabilities	4,411	4,364
Stockholders’ equity	7,159	6,884

Total liabilities and stockholders’ equity	$29,814	$28,231

Total debt-to-capitalization ratio:	38%	39%

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Cash Flows

Unaudited

(In millions)

	SIX MONTHS ENDED JUNE 30,
	2007	2006
Operating Activities
Net earnings	$1,468	$1,171
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	369	362
Changes in operating assets and liabilities:
Receivables	(618)	269
Inventories	282	44
Accounts payable	(94)	(81)
Customer advances and amounts in excess of costs incurred	720	453
Other	759	580

Net cash provided by operating activities	2,886	2,798

Investing Activities
Expenditures for property, plant and equipment	(254)	(263)
Sale (purchase) of short-term investments, net	52	(1)
Acquisitions of businesses	(136)	(474)
Divestitures of investments in affiliates	26	156
Other	(11)	50

Net cash used for investing activities	(323)	(532)

Financing Activities
Issuances of common stock and related amounts	254	508
Repurchases of common stock	(1,394)	(1,601)
Common stock dividends	(295)	(261)
Repayments of long-term debt	(32)	(200)

Net cash used for financing activities	(1,467)	(1,554)

Net increase in cash and cash equivalents	1,096	712
Cash and cash equivalents at beginning of period	1,912	2,244

Cash and cash equivalents at end of period	$3,008	$2,956

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Stockholders’ Equity

Unaudited

(In millions)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) / Income	Total Stockholders’ Equity
Balance at January 1, 2007	$421	$755	$9,269	$(3,561)	$6,884
Adoption of FIN 48 (a)			31		31
Net earnings			1,468		1,468
Common stock dividends (b)			(295)		(295)
Stock-based awards and ESOP activity	5	456			461
Repurchases of common stock (c)	(14)	(1,211)	(169)		(1,394)
Other comprehensive income				4	4

Balance at June 30, 2007	$412	$—	$10,304	$(3,557)	$7,159

(a)	On January 1, 2007 the Corporation adopted Financial Accounting Standards Board Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes”. The cumulative effect of adopting the provisions of FIN 48 was a non-cash increase to opening retained earnings of $31 million.
(b)	Includes quarterly dividends ($0.35 per share) declared and paid in the six months ended June 30, 2007.
(c)	The Corporation repurchased 6.8 million shares of its common stock for $655 million during the second quarter. Year-to-date, the Corporation has repurchased 14.4 million common shares for $1.4 billion. The Corporation has 19.9 million shares remaining under its share repurchase program at the end of the second quarter of 2007.

LOCKHEED MARTIN CORPORATION

Operating Data

Unaudited

(In millions)

			JUNE 30, 2007	DECEMBER 31, 2006
Backlog
Aeronautics			$23,400	$26,900
Electronic Systems			19,700	19,700
Information Systems & Global Services			10,200	10,500
Space Systems			17,400	18,800

Total			$70,700	$75,900

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2007	2006	2007	2006
Aircraft Deliveries
F-16	12	12	21	30
F-22	7	9	10	15
C-130J	3	3	5	5